FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE GROUP ANNOUNCES
$200 MILLION SENIOR SUBORDINATED NOTES OFFERING

BLOOMFIELD HILLS, MI, May 6, 2010 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, today announced that it intends to offer $200 million aggregate principal amount of fixed rate Senior Subordinated Notes due 2020 (the “2020 Notes”) in a private offering to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S of the Securities Act of 1933, as amended.

The Company intends to use the net proceeds of this offering, together with cash flow from operations, working capital and availability under its U.S. credit agreement, to purchase any and all of the Company’s 3.5% Senior Subordinated Convertible Notes due 2026 (the “Convertible Notes”) tendered in connection with the Company’s concurrent tender offer for any of all of the approximately $235.2 million aggregate principal amount outstanding of the Convertible Notes, and to pay fees and expenses in connection therewith.  Pending the completion of the tender offer, the Company intends to use all of the net proceeds from this offering to repay amounts outstanding under its U.S. credit agreement and a portion of its floor plan borrowings.  Upon the completion of the tender offer, the Company intends to re-borrow the amounts under the U.S. credit agreement to purchase any of the Convertible Notes tendered in connection with the Offer, as described above.

The 2020 Notes offered have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdictions, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the 2020 Notes or the Convertible Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Safe Harbor Statement

This press release contains forward-looking statements regarding the Company’s proposed offering of the 2020 Notes. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. These factors include the Company’s ability to consummate its tender offer for the Convertible Notes, as well as its proposed offering of the 2020 Notes, which is subject to numerous uncertainties, including but not limited to successful negotiation of definitive documentation for the financing arrangement and satisfaction or waiver of all conditions to closing. The consummation of the transaction may also be impacted by the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 326 retail automotive franchises, representing over 40 different brands and 25 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 174 franchises in 17 states and Puerto Rico and 152 franchises located outside the United States, primarily in the United Kingdom.

Penske Automotive, through its wholly-owned subsidiary smart USA Distributor LLC, is the exclusive distributor of the smart fortwo vehicle and related parts in the United States. smart USA supports more than 75 smart retail centers in the United States.

Penske Automotive is a member of the Fortune 500 and Russell 1000 and has approximately 14,100 employees. smart and fortwo are registered trademarks of Daimler AG.

Contacts:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com

or
Anthony R. Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com